EXHIBIT 23


                                CROWE CHIZEK


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated October 15, 1999 on the consolidated financial statements of First Federal Bancorp, Inc., as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 which report and financial statements are contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999, in the Registration Statements on Form S-8 previously filed by First Federal Bancorp, Inc., on December 9, 1998, July 17, 1995 and February 1, 1994.


                                       /s/ Crowe, Chizek and Company LLP
                                       ---------------------------------
                                           Crowe, Chizek and Company LLP


December 29, 1999
Columbus, Ohio